Exhibit 99.1

A message from our president

I am writing to share some exciting news about First Community Bank. As was announced last week, we plan to merge with Lake Sunapee Bank, fsb of Newport, NH. Lake Sunapee Bank, fsb will have 29 locations in NH and VT and total assets of approximately $865 million once our merger is completed. Some of you will no doubt find it convenient to bank at some of their NH offices, especially those in Lebanon and Hanover. Please visit their website at lakesunbank.com for more information about the bank and their branch locations.

As we move through the process, little will change as we acquire the necessary regulatory and shareholder approvals for the merger. Those events are expected to occur in the 3rd quarter of the year and we look to consummate the merger early in the 4th quarter. Our 5 branches will remain open. Once the merger is concluded our branches will become branches of Lake Sunapee Bank, fsb.

The combination of our organizations will preserve the community feel you have come to enjoy at First Community Bank while giving you access to an exciting array of new products and services from Lake Sunapee Bank, fsb. After the merger is consummated you can expect improved internet banking, new services for small business customers, and access to trust and investment management services.

We have had the opportunity to work with the folks at Lake Sunapee Bank, fsb over the past several years and know them to be community-minded bankers, just like us. You can expect that, as part of Lake Sunapee Bank, fsb, we will continue our practice of providing outstanding customer service and being good corporate citizens. We have already started working with them to ensure the transition is as smooth as possible.

You will hear more from us about the merger over the summer. In the meantime, feel free to speak to any of our staff if you have questions about the merger. Let me close by thanking you for choosing to bank here and assuring you that this merger will be good for both the customers and the communities we serve.

This message does not constitute an offer of securities. New Hampshire Thrift Bancshares, Inc. and First Community Bank will file a registration statement, a proxy statement/prospectus and other relevant documents concerning the proposed transaction with the Securities and Exchange Commission (“SEC”). Shareholders of First Community Bank are urged to read the registration statement, the proxy statement/prospectus and all other documents which will be filed with the SEC, and any amendments or supplements to those documents, because they will contain important information which you should consider before making any decision regarding the merger. You will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about New Hampshire Thrift Bancshares, Inc. and First Community Bank, at the SEC’s web site, http://www.sec.gov, and at New Hampshire Thrift Bancshares, Inc.’s web site, http://www.lakesunbank.com. In addition, the reports filed by New Hampshire Thrift Bancshares, Inc. with the Securities and Exchange Commission may be read and copied at the Public Reference Room of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549.